Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
October 28, 2020

Farmers and Merchants Bancshares, Inc.	Contact:	Mr. James R. Bosley, Jr.
4510 Lower Beckleysville Rd, Suite H		President
Hampstead, Maryland 21074		(410) 374-1510, ext.104

FARMERS AND MERCHANTS BANCSHARES, INC. REPORTS EARNINGS OF $0.76 PER SHARE FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020

HAMPSTEAD, MARYLAND (October 28, 2020) – Farmers and Merchants Bancshares, Inc. (the “Company”), the parent of Farmers and Merchants Bank (the “Bank”), announced that net income for the nine months ended September 30, 2020 was $2,264,609, or $0.76 per common share, compared to $3,500,018, or $1.19 per common share, for the same period in 2019. Net income for the three months ended September 30, 2020 was $385,247, or $0.13 per common share, compared to $1,177,910, or $0.40 per common share, for the same period in 2019. On October 1, 2020, the Company consummated its previously-announced acquisition of Carroll Bancorp, Inc. and Carroll Community Bank. The Company incurred significant one-time costs of $1,267,401 and $1,612,321 during the three- and nine-months ended September 30, 2020 related to this acquisition. The table below provides a comparison of the Company’s results for the three- and nine-month periods ended September 30, 2020 and 2019, both with and without the acquisition costs.

	Three Months Ended			Nine Months Ended
	September 30, 2020		September 30, 2019	September 30, 2020		September 30, 2019
		Excluding			Excluding
	As Reported	Acquisition Costs	As Reported	As Reported	Acquisition Costs	As Reported

Income before taxes	$462,110	$1,729,511	$1,485,634	$2,724,959	$4,337,280	$4,284,526
Income taxes	76,863	370,835	307,724	460,350	849,235	784,508
Net income	$385,247	$1,358,676	$1,177,910	$2,264,609	$3,488,045	$3,500,018
Earnings per share	$0.13	$0.45	$0.40	$0.76	$1.17	$1.19
Return on average assets	0.31%	1.10%	1.09%	0.63%	0.97%	1.09%
Return on average equity	2.95%	10.40%	9.70%	5.88%	9.06%	9.84%

Net interest income for the nine months ended September 30, 2020 was $513,340 higher than for the same period in 2019 due to a $47.5 million increase in average interest earning assets to $457.4 million for the nine months ended September 30, 2020 as compared to $409.8 million for the same period in 2019, offset by a decline in the taxable equivalent net yield on interest earning assets to 3.46% in the 2020 period from 3.69% in the 2019 period. The net yield declined because the yield on loans and investments decreased 38 basis points to 4.20% for the nine months ended September 30, 2020 from 4.58% for the same period in 2019 as a result of the Federal Reserve rate cuts and the Company’s origination of $31 million of Paycheck Protection Program (“PPP”) loans that are yielding less than 2.50%. The Company’s cost of deposits and borrowings of 0.98% for the nine months ended September 30, 2020 was 16 basis points lower than the cost of 1.14% for the nine months ended September 30, 2019. The Company expects the cost of funds to continue to decline over the remainder of 2020 because the Company has significantly reduced rates on many of its deposit products. The provision for loan losses totaled $475,000 for the nine months ended September 30, 2020 as a result of the economic downturn caused by the COVID-19 pandemic, compared to no provision for the same period in 2019.

Noninterest income increased by $288,999 in the nine months ended September 30, 2020 when compared to the same period in 2019, primarily as a result of a $434,797 increase in mortgage banking income and a $210,150 decrease in the write down of other real estate owned, offset by a $194,368 decrease in bank owned life insurance income, a $75,900 decrease in the gain on the sale of SBA loans, and a $80,251 decrease in service charges. Noninterest expense was $1,886,906 higher in the nine months ended September 30, 2020 when compared to the same period in 2019 due primarily to the aforementioned acquisition costs of $1,612,321 and usual salary and benefit increases of $295,331. Income taxes declined by $324,158 during the nine months ended September 30, 2020 when compared to the same period in 2019 due to lower income before taxes and a higher percentage of tax-exempt revenue.

Total assets increased to $513 million at September 30, 2020 from $442 million at December 31, 2019. Loans increased to $390 million at September 30, 2020 from $359 million at December 31, 2019. The increase in loans was due primarily to the origination of $31 million of PPP loans. Investment in debt securities increased to $62 million at September 30, 2020 from $56 million at December 31, 2019. Deposits increased to $426 million at September 30, 2020 from $377 million at December 31, 2019. The increase in deposits was due in large part to existing customers who deposited the proceeds of their PPP loans with the Bank. In many cases, the customers have not withdrawn the PPP funds. In connection with the acquisition by merger of Carroll Bancorp, Inc., the Company borrowed $17 million that it used to fund a portion of the $25 million cash merger consideration. Although the acquisition was consummated on October 1, 2020, the terms of the acquisition agreement required the Company to deposit the borrowed funds, together with $8 million in cash on hand, in escrow with the parties’ exchange agent on September 30, 2020. The $17 million borrowing was recorded as a long-term debt and the $25 million deposit was recorded as other assets as of September 30, 2020. The book value of the common stock of Farmers and Merchants Bancshares, Inc. was $17.36 per share at September 30, 2020, compared to $16.63 per share at December 31, 2019.

The COVID-19 pandemic has been wreaking havoc on the U.S. economy. The full impact and its effect on the banking industry will not be known for several quarters, but will be significant. The Bank is providing relief to its borrowers, as needed, including temporary deferral of payments. During the second quarter, the Bank granted 90-day payment deferrals on 107 loans totalling $109.2 million, which was approximately 30% of the portfolio. The initial 90-day deferral period has ended. Of these deferred loans, 13 loans totaling $21.8 million, or 6% of the portfolio, have been granted an additional 90-day deferral. In addition, as mentioned previously, the Bank has made a significant amount of PPP loans to customers.

James R. Bosley, Jr., President and CEO, commented “We are excited that the acquisition of Carroll Community Bank has finally closed effective October 1. During the fourth quarter we will be converting systems and integrating operations between the two banks. While the COVID-19 pandemic continues, we are happy to report that our employees are healthy and that most of our borrowers are weathering the storm. We are pleased to have helped many of our borrowers with payment deferrals and/or PPP loans. Finally, our earnings excluding acquisition costs are just slightly behind 2019’s earnings indicating that the Bank’s core operations are performing well.”

About the Company

Farmers and Merchants Bancshares, Inc. is a financial holding company and the parent of Farmers and Merchants Bank. The Bank was chartered in Maryland in 1919, and is currently celebrating over 100 years of service to the community. The Bank serves the deposit and financing needs of both consumers and businesses in Carroll and Baltimore Counties along the Route 30 and Route 795 corridors from Owings Mills, Maryland to the Pennsylvania State line. The main office is located in Upperco, Maryland, with seven additional branches in Owings Mills, Hampstead, Greenmount, Reisterstown, and Westminster. Certain broker-dealers make a market in the common stock of Farmers and Merchants Bancshares, Inc., and trades are reported through the OTC Markets Group’s Pink Market under the symbol “FMFG”.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “will,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Farmers and Merchants Bancshares, Inc. with the Securities and Exchange Commission entitled “Risk Factors”.

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Balance Sheets

	September 30,	December 31,
	2020	2019
	(Unaudited)
Assets

Cash and due from banks	$14,766,830	$6,664,307
Federal funds sold and other interest-bearing deposits	465,755	2,457,045
Cash and cash equivalents	15,232,585	9,121,352
Certificate of deposit in other bank	100,000	100,000
Securities available for sale	39,882,135	36,531,774
Securities held to maturity	22,602,562	19,510,018
Equity security at fair value	553,057	532,321
Federal Home Loan Bank stock, at cost	696,300	376,200
Mortgage loans held for sale	2,650,459	242,000
Loans, less allowance for loan losses of $3,141,312 and 2,593,715	390,114,430	359,382,843
Premises and equipment	5,096,063	5,036,851
Accrued interest receivable	1,215,284	1,019,540
Deferred income taxes	754,417	1,036,078
Bank owned life insurance	7,272,949	7,145,477
Other assets	27,307,504	2,180,644
	$513,477,745	$442,215,098

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing	$79,010,403	$60,659,015
Interest-bearing	347,065,245	315,954,299
Total deposits	426,075,648	376,613,314
Securities sold under repurchase agreements	6,317,682	10,958,118
Federal Home Loan Bank of Atlanta advances	7,000,000	-
Long-tem debt	16,971,874	-
Accrued interest payable	230,177	346,214
Other liabilities	4,954,184	4,843,936
	461,549,565	392,761,582
Stockholders' equity
Common stock, par value $.01 per share, authorized 5,000,000 shares; issued and outstanding 2,991,964 in 2020 and 2,974,019 in 2019	29,920	29,740
Additional paid-in capital	28,054,158	27,812,991
Retained earnings	23,059,567	21,568,161
Accumulated other comprehensive income	784,535	42,624
	51,928,180	49,453,516
	$513,477,745	$442,215,098

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Interest income
Loans, including fees	$4,489,992	$4,250,071	$13,205,913	$12,582,392
Investment securities - taxable	159,277	234,274	561,038	631,382
Investment securities - tax exempt	163,522	150,141	462,305	431,354
Federal funds sold and other interest earning assets	9,563	84,526	58,362	280,876
Total interest income	4,822,354	4,719,012	14,287,618	13,926,004

Interest expense
Deposits	690,833	916,452	2,429,496	2,577,229
Securities sold under repurchase agreements	18,020	29,190	95,710	82,912
Federal Home Loan Bank advances and other borrowings	12,752	10,769	25,726	42,517
Total interest expense	721,605	956,411	2,550,932	2,702,658
Net interest income	4,100,749	3,762,601	11,736,686	11,223,346

Provision for loan losses	-	(13,000)	475,000	-

Net interest income after provision for loan losses	4,100,749	3,775,601	11,261,686	11,223,346

Noninterest income
Service charges on deposit accounts	138,288	176,577	414,501	494,752
Mortgage banking income	272,297	144,268	684,664	249,867
Bank owned life insurance income	42,250	39,443	127,473	321,841
Unrealized gain on equity security	1	3,966	13,045	18,721
Write down of other real estate owned	-	-	-	(210,150)
Gain on sale of SBA loans	-	-	63,635	139,535
Other fees and commissions	34,532	28,714	94,278	94,031
Total noninterest income	487,368	392,968	1,397,596	1,108,597

Noninterest expense
Salaries	1,462,946	1,358,208	4,114,143	3,993,998
Employee benefits	376,860	312,119	1,183,414	1,008,228
Occupancy	183,719	189,603	552,265	594,566
Furniture and equipment	175,006	149,191	501,267	460,271
Acquisition	1,267,401	-	1,612,321	-
Other	660,075	673,814	1,970,913	1,990,354
Total noninterest expense	4,126,007	2,682,935	9,934,323	8,047,417

Income before income taxes	462,110	1,485,634	2,724,959	4,284,526
Income taxes	76,863	307,724	460,350	784,508
Net income	$385,247	$1,177,910	$2,264,609	$3,500,018

Earnings per share - basic and diluted	$0.13	$0.40	$0.76	$1.19